Exhibit 99.1

NEWS RELEASE

RGC RESOURCES, INC.

Release Date:	May 1, 2024
Contact:	Timothy J. Mulvaney
Vice President, Treasurer and CFO
Telephone:	(540) 777-3997

RGC RESOURCES, INC. REPORTS

SECOND QUARTER EARNINGS

ROANOKE, Va.  (May 1, 2024)--RGC Resources, Inc. (NASDAQ:  RGCO) announced consolidated Company earnings of $6,443,390, or $0.63 per share, for the second quarter ended March 31, 2024, compared to $6,341,886, or $0.64 per share, for the fiscal quarter ended March 31, 2023.  The increase over the quarter a year ago included $1.2 million in earnings from the Company’s investment in the Mountain Valley Pipeline, LLC (“MVP”), as well as improved utility margins which inflationary cost increases largely offset.

Continued investments in utility infrastructure at Roanoke Gas to enhance system reliability and deliver gas to new customers contributed to earnings. CEO Paul Nester stated, “A mild winter has led to lower revenues, and persistent inflationary cost pressures are challenging earnings.  The mild weather aided construction progress of the MVP during the quarter, and the MVP has filed for a final permit from FERC to allow gas to flow in the next 30 days.”  As noted above and announced last quarter, Roanoke Gas is experiencing increasing costs and has filed for relief through a rate application with the State Corporation Commission with rates to go into effect July 1, 2024, subject to refund.

Through the first six months of fiscal 2024, the Company’s net income of $11,463,382, or $1.14 per share, was up 19.4% from $9,598,291, or $0.97 per share, primarily due to earnings from the Company’s investment in the MVP.

RGC Resources, Inc. provides energy and related products and services to customers in Virginia through its operating subsidiaries Roanoke Gas Company and RGC Midstream, LLC.

The statements in this release that are not historical facts constitute “forward-looking statements” made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties. In order to comply with the terms of the safe harbor, the Company notes that a variety of factors could cause the Company’s actual results and experience to differ materially from any expectations expressed in the Company’s forward-looking statements, regarding inflation, customer growth, infrastructure investment and margins. These risks and uncertainties include gas prices and supply, geopolitical considerations, expectations regarding the MVP construction and operation, and regulatory and legal challenges along with risks included under Item 1-A in the Company’s fiscal 2023 Form 10-K.  Forward-looking statements reflect the Company’s current expectations only as of the date they are made. The Company assumes no duty to update these statements should expectations change or actual results differ from current expectations except as required by applicable laws and regulations.

Past performance is not necessarily a predictor of future results.

Summary financial statements for the second quarter and fiscal year to date are as follows:

RGC Resources, Inc. and Subsidiaries

Condensed Consolidated Statements of Income

(Unaudited)

	Three Months Ended March 31,		Six Months Ended March 31,
	2024	2023	2024	2023

Operating revenues	$32,659,376	$38,029,657	$57,078,728	$71,311,992
Operating expenses	24,029,667	28,438,235	41,796,982	56,176,085
Operating income	8,629,709	9,591,422	15,281,746	15,135,907
Equity in earnings of unconsolidated affiliate	1,229,384	2,867	2,697,219	4,099
Other income, net	89,487	121,824	210,273	196,430
Interest expense	1,566,613	1,395,862	3,202,886	2,765,026
Income before income taxes	8,381,967	8,320,251	14,986,352	12,571,410
Income tax expense	1,938,577	1,978,365	3,522,970	2,973,119

Net income	$6,443,390	$6,341,886	$11,463,382	$9,598,291

Net earnings per share of common stock:
Basic	$0.63	$0.64	$1.14	$0.97
Diluted	$0.63	$0.64	$1.13	$0.97

Cash dividends per common share	$0.2000	$0.1975	$0.4000	$0.3950

Weighted average number of common shares outstanding:
Basic	10,170,595	9,911,202	10,099,533	9,870,259
Diluted	10,174,006	9,918,708	10,102,284	9,877,501

Condensed Consolidated Balance Sheets

(Unaudited)

	March 31,
Assets	2024	2023
Current assets	$28,525,645	$32,360,035
Utility property, net	254,140,117	239,285,862
Other non-current assets	30,693,768	24,806,325

Total Assets	$313,359,530	$296,452,222

Liabilities and Stockholders’ Equity
Current liabilities	$21,702,382	$43,632,463
Long-term debt, net	135,916,887	112,762,045
Deferred credits and other non-current liabilities	45,196,399	39,779,306
Total Liabilities	202,815,668	196,173,814
Stockholders’ Equity	110,543,862	100,278,408

Total Liabilities and Stockholders’ Equity	$313,359,530	$296,452,222